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                     September 8, 2020

       David Quinn
       Chief Financial Officer
       Atlas Technical Consultants, Inc.
       13215 Bee Cave Parkway
       Building B, Suite 230
       Austin, TX 78738

                                                        Re: Atlas Technical
Consultants, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed March 16,
2020
                                                            File No. 001-38745

       Dear Mr. Quinn:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services